Beam Announces Agreement for Lilly to Acquire Beam’s Opt-In Rights to Verve Therapeutics’ Base Editing Programs for Cardiovascular Disease

Beam to Receive $250 Million in Combined Upfront Payment and Equity Investment, Expected to Extend Beam’s Cash Runway to the Second Half of 2026

CAMBRIDGE, Mass., October 31, 2023 - Beam Therapeutics Inc. (Nasdaq: BEAM), a biotechnology company developing precision genetic medicines through base editing, today announced that Eli Lilly and Company (Lilly) has agreed to acquire certain rights under Beam’s amended collaboration and license agreement with Verve Therapeutics, Inc. (Verve), including Beam’s opt-in rights to co-develop and co-commercialize Verve’s base editing programs for cardiovascular disease, which includes programs targeting PCSK9, ANGPTL3 and an undisclosed liver-mediated, cardiovascular target.

Under the terms of the agreement, Beam will receive a $200 million upfront payment and $50 million equity investment. Beam is also eligible to receive up to $350 million in potential future development-stage payments upon the completion of certain clinical, regulatory and alliance events for a total of up to $600 million in potential total deal consideration.

“As the pioneers in base editing, we’ve had a long-standing vision of enabling a wide range of disease-modifying therapies based on precision genome editing. Our strategy to achieve this has been to advance a diversified portfolio of wholly owned programs, continue to innovate in our platform, and establish creative partnerships that expand the reach of base editing and drive both near- and long-term value creation. Our initial collaboration with Verve and this new transaction with Lilly are exemplary of our execution of that strategy,” said John Evans, chief executive officer of Beam. “This deal provides meaningful upfront capital to advance our portfolio of clinical- and research-stage programs, with significant additional value achievable as the Verve programs advance through development. In parallel, it provides Verve with a world-class partner for the long term, given Lilly’s deep expertise and resources in the cardiovascular space. We are excited to see the broad therapeutic potential of base editing fully realized through our pipeline and through the programs enabled by our past and future collaborations.”

“Base editing represents a potentially important new therapeutic approach for a wide range of diseases,” said Ruth Gimeno, Ph.D., group vice president, diabetes, obesity and cardiometabolic research at Lilly. “This agreement expands the scope of Lilly’s ongoing relationship with Verve and gives us exposure to the full breadth of potential with Beam’s base editing platform. We believe that single-course gene editing treatments could be a compelling new therapeutic option for patients at risk of cardiovascular disease, and we look forward to working with Verve toward that goal.”

About Beam Therapeutics

Beam Therapeutics (Nasdaq: BEAM) is a biotechnology company committed to establishing the leading, fully integrated platform for precision genetic medicines. To achieve this vision, Beam has assembled a platform that includes a suite of gene editing and delivery technologies and is in the process of building internal manufacturing capabilities. Beam’s suite of gene editing technologies is anchored by base editing, a proprietary technology that is designed to enable precise, predictable and efficient single base changes, at targeted genomic sequences, without making double-stranded breaks in the DNA. This has the potential to enable a wide range of potential therapeutic editing strategies that Beam is using to advance a diversified portfolio of base editing programs. Beam is a values-driven organization committed to its people, cutting-edge science, and a vision of providing life-long cures to patients suffering from serious diseases.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned not to place undue reliance on these forward-looking statements, including, but not limited to, statements related to: any future payments Beam may receive under its agreement with Lilly; Beam’s expectations regarding its cash runway; Beam’s efforts to advance a broad portfolio of base editing programs; and the therapeutic applications and potential of Beam’s technology, including Beam’s ability to develop life-long, curative, precision genetic medicines for patients through base editing. Each forward-looking statement is subject to important risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement, including, without limitation, risks and uncertainties related to: Beam’s ability to develop, obtain regulatory approval for, and commercialize its product candidates, which may take longer or cost more than planned; whether Beam’s cash resources will be sufficient to fund its foreseeable and unforeseeable operating expenses and capital expenditure requirements on the company’s expected timeline; Beam’s ability to raise additional funding, which may not be available; Beam’s ability to obtain, maintain and enforce patent and other intellectual property protection for our product candidates; the potential impact of pandemics and other health emergencies, including their impact on the global supply chain; the uncertainty that Beam’s product candidates will receive regulatory approval necessary to initiate human clinical studies; that preclinical testing of Beam’s product candidates and preliminary or interim data from preclinical studies and clinical trials may not be predictive of the results or success of ongoing or later clinical trials; that initiation and enrollment of, and anticipated timing to advance, Beam’s clinical trials may take longer than expected; that Beam’s product candidates may experience manufacturing or supply interruptions or failures; risks related to competitive products; and the other risks and uncertainties identified under the headings “Risk Factors Summary” and “Risk Factors” in Beam’s Annual Report on Form 10-K for the year ended December 31, 2022, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, and in any subsequent filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this press release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable law.

Contacts:

Investors:

Holly Manning

THRUST Strategic Communications

holly@thrustsc.com

Media:

Dan Budwick

1AB

dan@1abmedia.com